FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(B) OR (G) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                          EDISON BROTHERS STORES, INC.
             (Exact name of registrant as specified in its charter)


                 Delaware                                43-0254900
 (State of incorporation or organization)   (I.R.S. Employer Identification No.)


            501 North Broadway                             63102
           St. Louis, Missouri                           (Zip Code)
 (Address of principal executive offices)



SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

          Title of each class                Name of each exchange on which
          to be so registered                each class is to be registered

            Not Applicable                           Not Applicable


      If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box.

      If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:

                     Common Stock, par value $.01 per share
                                (Title of class)

                        Warrants to purchase Common Stock
                                (Title of class)



HOFS04...:\16\43016\0001\2236\REG7287K.36A
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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.     DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

GENERAL

      On November 3, 1995, Edison Brothers Stores, Inc., a Delaware corporation (the "Company"), and certain of its subsidiaries filed petitions for relief under Chapter 11 of Title 11, United States Code (the "Bankruptcy Code"), in the United States District Court for the District of Delaware (the Company and such subsidiaries, in such capacity, collectively, the "Debtors"). Since such time, the Debtors have continued to operate their businesses and manage their properties as debtors in possession pursuant to Sections 1107 and 1108 of the Bankruptcy Code.

      Pursuant to the Debtors' Amended Joint Plan of Reorganization Under Chapter 11 Of The Bankruptcy Code (Case No. 95-1354 (PJW)) dated June 30, 1997 (as it may be further amended or modified from time to time, the "Plan"), on the effective date of the Plan (the "Effective Date"), the Company will, among other things, file an Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") with the Delaware Secretary of State under which the authorized capital stock of the Company will consist of 110,000,000 shares divided into the following two classes: (1) 100,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"); and (2) 10,000,000 shares of Preferred Stock, par value $.01 per share. Also pursuant to the Plan, the Company will issue the following securities, among others: (1) the Company will issue, on the 60th day after the Effective Date or as soon thereafter as practicable (the "Initial Distribution Date"), to holders of Allowed General Unsecured Claims (as defined in the Plan), 10,000,000 shares of Common Stock, and on the Effective Date, to certain of the Company's senior executives, an aggregate of 225,000 shares of restricted Common Stock; and (2) the Company will issue, on the Initial Distribution Date to holders of Allowed Edison Equity Interests (as defined in the Plan), approximately 1,008,791 warrants to purchase Common Stock (the "Warrants").1 The Warrants will be issued pursuant to a Warrant Agreement (the "Warrant Agreement") to be dated as of the Effective Date between the Company and a Warrant Agent named therein. This registration statement on Form 8-A pertains only to the Common Stock and the Warrants.


-------------------------

1. The Company will additionally issue on the Effective Date to holders of Allowed Edison Equity Interests 10,000,000 Rights (the "Rights"). The Rights will be exercisable until 5:00 p.m., New York City time, on the 30th day after the Effective Date (or, if such date is not a business day, the next succeeding business day). The Rights will represent, in the aggregate, the right to purchase, at an exercise price of $16.40 per Right, (1) the Common Stock and (2) either (a) the Class A Membership Units in EBS Litigation, L.L.C., a limited liability company to be formed and operated pursuant to the terms of the Plan, or (b) if the holders thereof are also D&B Spinoff Stockholders (as defined in the Plan), the right to participate in the D&B Spinoff Settlement (as defined in the Plan).

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COMMON STOCK

      The holders of shares of Common Stock will be entitled to one vote for each share on all matters submitted to a vote of common stockholders. Except as otherwise provided by law, the Certificate of Incorporation or the Bylaws of the Company, the holders of shares of Common Stock will exclusively possess the voting power for the election of directors of the Company and for all other purposes. Except as otherwise provided by law, the Certificate of Incorporation or the Bylaws of the Company, the vote of the holders of at least a majority of the outstanding shares of Common Stock who are present, in person or by proxy, at a meeting at which a quorum is present will be required to take action. There is no provision in the Certificate of Incorporation for cumulative voting with respect to the election of directors of the Company. Directors of the Company will be elected by a plurality of the votes of the shares entitled to vote in the election of directors. On the Effective Date, the initial board of directors of the Company will consist of nine persons selected as set forth in the Plan, which persons shall serve as directors until the first annual meeting of stockholders of the Company thereafter and until their successors have been duly elected and qualified or until their earlier resignation or removal in accordance with the Certificate of Incorporation and the Company's Bylaws. Under the Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders. Except as otherwise provided by law and subject to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the Company may be called only by the Chairman of the Board of the Company, the President of the Company, or the board of directors of the Company pursuant to a resolution approved by a majority of the entire such board of directors, and shall be called by such President or by the Secretary of the Company upon the written request of the holders of at least 51% of the outstanding shares of Common Stock. Each share of Common Stock will be entitled to participate equally in dividends, when, as and if declared by the board of directors of the Company, and in the distribution of net assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, subject in all cases to any prior rights of outstanding shares of preferred stock of the Company. The shares of Common Stock will have no preemptive or conversion rights, redemption rights or sinking fund provisions and will not be subject to calls, assessments or rights of redemption by the Company.

      The Plan requires that the Company use reasonable commercial efforts to cause the Common Stock to be listed on a national securities exchange or the Nasdaq National Market. The Company intends to make application for inclusion of the Common Stock on the Nasdaq National Market.

WARRANTS

      Each Warrant will entitle the holder thereof to purchase one share of Common Stock at an exercise price of $16.40 per share, subject to adjustment in certain circumstances, as described below. The Warrants will be exercisable until 5:00 p.m., New York City time, on the eighth anniversary of the Effective Date (or, if such date is not a business day, the next

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succeeding business day). Holders of the Warrants will have no voting rights, will not be entitled to receive dividends or other distributions declared on the capital stock of the Company, and will not be entitled to share in any of the assets of the Company upon liquidation, dissolution or winding up of the Company. The number of shares of Common Stock for which a Warrant is exercisable and the exercise price of the Warrants are subject to adjustment in certain events, including (1) stock dividends, subdivisions and combinations affecting the Common Stock, (2) certain extraordinary distributions to holders of the Common Stock, (3) certain distributions to holders of the Common Stock of options, warrants or other rights to purchase Common Stock or certain securities convertible into Common Stock if the consideration for which Common Stock is issuable upon the exercise, or exercise and conversion, thereof is less than the average daily market price of the Common Stock as calculated pursuant to the terms of the Warrant Agreement, (4) certain issuances or sales by the Company of Common Stock, or options, warrants or other rights to purchase Common Stock or certain securities convertible into Common Stock, for consideration less than the average daily market price of the Common Stock as calculated pursuant to the terms of the Warrant Agreement, and (5) certain reorganizations, reclassifications, consolidations, mergers and dispositions involving the Company. The Company will be under no obligation to repurchase the Warrants. However, if at any time the daily market price of the Common Stock, as calculated pursuant to the terms of the Warrant Agreement, exceeds 200% of the then current exercise price of the Warrants on any ten Trading Days (as defined in the Warrant Agreement), whether or not consecutive, during any period of 15 consecutive Trading Days, the Company will have the right upon written notice to repurchase the Warrants for a purchase price of $1.00 per Warrant on the forty-fifth day following delivery of such notice (or, if such day is not a business day, the next succeeding business day); provided, however, that a holder of the Warrants is not precluded from exercising any portion of such Warrants exercisable at any time prior to such repurchase.

      The Plan requires that the Company use reasonable commercial efforts to cause the Warrants to be listed on a national securities exchange or the Nasdaq National Market. The Company intends to make application for inclusion of the Warrants on the Nasdaq National Market.


ITEM 2.     EXHIBITS.
            ---------


EXHIBIT
NUMBER      DESCRIPTION
------      -----------

  1.1        Form of Common Stock Certificate.

  1.2 Form of Warrant Certificate (included as Exhibit A to Exhibit 1.5 hereof).


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EXHIBIT
NUMBER      DESCRIPTION
------      -----------

  1.3 Form of the Amended and Restated Certificate of Incorporation of the Company, to be filed with the Secretary of State of the State of Delaware and to become effective as of the Effective Date (incorporated herein by reference to Exhibit T3A-2 of the Company's Form T-3 dated July 23, 1997 (File No. 022-22273)).

  1.4 Form of the Amended and Restated Bylaws of the Company to become effective as of the Effective Date
            (incorporated herein by reference to Exhibit T3B-2 of the Company's Form T-3 dated July 23, 1997 (File No.
            022-22273)).

  1.5 Form of the Warrant Agreement, to be dated as of the Effective Date, by and between the Company and a Warrant Agent to be named therein.

  1.6 Debtor's Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated June 30, 1997 (incorporated herein by reference to Exhibit A to Exhibit T3E-1 of the Company's Form T-3 dated July 23, 1997 (File No. 022-22273)).



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                            SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement on Form 8-A to be signed on its behalf by the undersigned, thereto duly authorized.



                                        EDISON BROTHERS STORES, INC.

                                        By: /s/ David B. Cooper, Jr.
                                           ------------------------------------
                                        Name:  David B. Cooper, Jr.
                                        Title: Executive Vice President and
                                               Chief Financial Officer



Date:  August 20, 1997







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                                  EXHIBIT INDEX


EXHIBIT
NUMBER      DESCRIPTION
------      -----------

  1.1       Form of Common Stock Certificate.

  1.2       Form of Warrant Certificate (included as Exhibit A to
            Exhibit 1.5 hereof).

  1.3 Form of the Amended and Restated Certificate of Incorporation of the Company, to be filed with the Secretary of State of the State of Delaware and to become effective as of the Effective Date (incorporated herein by reference to Exhibit T3A-2 of the Company's Form T-3 dated July 23, 1997 (File No. 022-22273)).

  1.4 Form of the Amended and Restated Bylaws of the Company to become effective as of the Effective Date
            (incorporated herein by reference to Exhibit T3B-2 of the Company's Form T-3 dated July 23, 1997 (File No.
            022-22273)).

  1.5 Form of the Warrant Agreement, to be dated as of the Effective Date, by and between the Company and a Warrant Agent to be named therein.

  1.6 Debtor's Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated June 30, 1997 (incorporated herein by reference to Exhibit A to Exhibit T3E-1 of the Company's Form T-3 dated July 23, 1997 (File No. 022-22273)).



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